Exhibit 99

News Release NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
FOR IMMEDIATE RELEASE
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Myers Industries Reports 2009 Third Quarter Results
EPS of $0.09 excluding special expenses; Strong cash flow applied to debt reduction;
Two rubber products businesses included in Discontinued Operations, pending sale
October 22, 2009, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today reports results for the third quarter ended September 30, 2009. Highlights include:
•	Net sales from continuing operations for the third quarter were $165.4 million, a decrease of 17% compared to $199.9 million in the comparable quarter of 2008. The decrease is primarily the result of continued weak economic conditions.

•	The Company reported a net loss of $(5.3) million or $(0.15) per share in the third quarter compared to net income of $1.3 million or $0.04 per share in the third quarter of 2008, both including results from discontinued operations, as well as special expenses of $5.8 million in 2009 and $2.6 million in 2008.

•	The Company reported a loss from continuing operations of $(0.6) million or $(0.02) per share in the third quarter compared to income from continuing operations of $1.7 million or $0.05 per share in the third quarter of 2008, including the special expenses shown above.

•	Excluding special expenses, income from continuing operations, net of taxes, was $3.2 million or $0.09 per share in the third quarter of 2009, unchanged compared to $3.2 million or $0.09 per share in the third quarter of 2008.

•	Gross profit from continuing operations was 22.1% in the third quarter compared to 23.4% in the same period of 2008. The decrease is primarily due to lost absorption from lower volumes and product mix, which offset benefits from the Company’s restructuring initiatives.

•	SG&A, including special expenses noted above, declined $4.6 million in the third quarter of 2009 compared to the third quarter of 2008, primarily due to reduced freight and other selling expenses from lower volumes and benefits from restructuring initiatives.

•	Due to strong cash flow from continuing operations, the Company was able to reduce total debt by $11.8 million to $145.0 million at the end of third quarter from $156.8 million at June 30, 2009.
John C. Orr, president and chief executive officer, said, “Although sales were down 17 percent from the third quarter of 2008, profitability was unchanged at $3.2 million [excluding special expenses] compared to the third quarter of last year. This reflects our work with permanent cost reductions and benefits from our restructuring initiatives.
“During the quarter, we also made the decision to close two manufacturing facilities and divest two of our rubber products businesses. This continues to position Myers Industries for stronger performance as the economy recovers.”
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE

Myers Industries Reports 2009 Third Quarter Results— 10/22/09
Results from Continuing Operations — As Reported Third Quarter and Nine Months:
$ millions, except per share data

	Third Quarter Ended Sept. 30			Nine Months Ended Sept. 30
Consolidated Results:	2009	2008	% Change	2009	2008	% Change
Net Sales	$165.4	$199.9	-17%	$513.5	$634.2	-19%
Income (Loss) Before Taxes	$(1.8)	$3.1	—	$6.3	$21.5	-70%
Income (Loss), Net of Taxes	$(0.6)	$1.7	—	$5.0	$13.2	-62%
Income (Loss) Per Share	$(0.02)	$0.05	—	$0.14	$0.37	-62%

Segment	Third Quarter Ended Sept. 30			Segment Income	Third Quarter Ended Sept. 30
Net Sales	2009	2008	% Change	(Loss) Before Taxes	2009	2008	% Change
Lawn & Garden	$40.8	$60.5	-33%	Lawn & Garden	$(1.9)	$(1.7)	—
Material Handling	$62.8	$66.3	-5%	Material Handling	$3.7	$7.0	-47%
Distribution	$43.3	$48.7	-11%	Distribution	$4.6	$5.3	-13%
Auto & Custom	$23.5	$30.5	-23%	Auto & Custom	$1.6	$2.0	-20%

Segment	Nine Months Ended Sept. 30			Segment Income	Nine Months Ended Sept. 30
Net Sales	2009	2008	% Change	(Loss) Before Taxes	2009	2008	% Change
Lawn & Garden	$160.0	$215.8	-26%	Lawn & Garden	$10.8	$5.2	108%
Material Handling	$186.4	$200.6	-7%	Material Handling	$13.9	$19.7	-29%
Distribution	$119.8	$142.4	-16%	Distribution	$9.4	$14.2	-34%
Auto & Custom	$64.4	$95.2	-32%	Auto & Custom	$1.2	$7.0	-83%
During the third quarter, weak end markets continued to result in sales volume declines across the Company’s segments. Customers continued to conserve cash and reduce spending, purchasing products on a just-in-time basis. In the Material Handling Segment, weakness in industrial and other markets resulted in customers deferring investments for reusable container systems and conversions. Lawn and Garden Segment volumes moved lower on a comparative basis to 2008, primarily due to a buying shift from 2008 when growers bought inventory earlier than usual ahead of rising costs. While a leading indicator for the Distribution Segment — miles driven by all vehicles — moved slightly higher during the quarter, demand for tire service supplies and equipment remained weak on continuing softness in vehicle service markets. In the Auto and Custom Segment, new business wins and a slight upturn in the RV industry were offset by slow demand for original equipment and custom products.
Gross profit was 22.1% in the third quarter of 2009 compared to 23.4% in the third quarter of 2008. For the 2009 nine-month period, gross profit was 26.0% compared to 24.0% for the same period in 2008. This decline in the quarter primarily reflects persistent market weakness and the seasonal impact of lower volumes, which offset volume-driven benefits from restructuring programs in the Lawn and Garden and Material Handling Segments.
For the nine-months ended September 30, 2009, income from continuing operations was $5.0 million or $0.14 per share compared to $13.2 million or $0.37 per share for the same period in 2008. Excluding special expenses of $19.3 million in 2009, income, net of taxes, was $17.4 million or $0.49 per share. This compares to income from continuing operations of $16.0 million or $0.45 per share, excluding special expenses of $4.6 million, for the same period in 2008.
Special Pre-Tax Expenses
In 2009, special expenses for the third quarter and nine months were:
1)	$5.8 million in the quarter, including approximately $2.4 million related to asset impairment and other restructuring expenses in the Lawn and Garden Segment, approximately $1.0 million related to the facility closings in the Auto and Custom Segment, and approximately $2.4 million in corporate expenses related to the manufacturing and productivity program in the Material Handling Segment; and
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Myers Industries Reports 2009 Third Quarter Results— 10/22/09
2)	$19.3 million for the nine months, including approximately $9.3 million related to restructuring expenses in the Lawn and Garden Segment, approximately $2.3 million related to the closure of two facilities in the Auto and Custom Segment, and approximately $7.7 million in corporate expenses related to the manufacturing and productivity programs in the Material Handling and Lawn and Garden Segments.
In 2008, special expenses for the third quarter and nine months were:
1)	$2.6 million in the quarter, including approximately $2.4 million related to severance and restructuring in the Lawn and Garden Segment and approximately $0.2 million related to an executive retirement plan; and

2)	$4.6 million for the nine months, including, in addition to the $2.6 million above, approximately $1.0 million related to an executive retirement plan and $0.8 million related to severance and restructuring expenses in the Lawn and Garden and Material Handling segments.
Discontinued Operations — Results for the Third Quarter and Nine-Months Ended Sept. 30, 2009:
The Company announced in September 2009 that it intended to sell two businesses from its Automotive and Custom Segment — Buckhorn Rubber Products, Inc. and Michigan Rubber Products, Inc. — to Zhongding Sealing Parts Co. Ltd. The transaction is expected to close early in the fourth quarter of 2009. Both consolidated and segment results from continuing operations are restated to reflect these businesses as discontinued operations for the third quarter and year-to-date periods.
For the third quarter, net sales from discontinued operations were $8.4 million compared to $14.1 million in the third quarter of 2008. Net loss from discontinued operations was $(4.7) million or $(0.13) per share in the third quarter, which primarily reflects an impairment of long-lived assets of $7.8 million as a result of the pending sale of the rubber products businesses. This is compared to a net loss from discontinued operations of $(0.4) million or $(0.01) per share in the third quarter of 2008.
For the nine months, net sales from discontinued operations were $23.6 million compared to $43.7 million for the same period of 2008. Net loss was $(6.6) million or $(0.19) per share for the 2009 nine months as compared to net income of $1.4 million or $0.04 per share for the same period of 2008.
Business Outlook
The Company has undertaken significant restructuring and optimization initiatives during 2008 and 2009 to improve long-term performance and mitigate the impact of lower volumes due to the global economic downturn. The Company is cautiously optimistic in its outlook for overall economic and end market improvements in the remainder of the year and early 2010. We will continue to review all of our operations and take additional actions to better position ourselves for an economic rebound and drive long-term growth for shareholder value.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2008 net sales of $867.8 million. Visit www.myersind.com to learn more.
About the 2009 Third Quarter Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management’s further review of our results for the quarter ended Sept. 30, 2009. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.
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Myers Industries Reports 2009 Third Quarter Results—10/22/09
MYERS INDUSTRIES, INC.
CONDENSED STATEMENTS OF INCOME
($ in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Sales	$165,412	$199,880	$513,541	$634,235
Cost of Sales	128,886	153,144	380,229	482,027

Gross Profit	36,526	46,736	133,312	152,208
Selling, General and Administrative Expenses	36,299	40,912	120,556	122,353

Operating Income	227	5,824	12,756	29,855
Interest Expense, Net	1,982	2,684	6,482	8,373

Income (Loss) from Continuing Operations Before Income Taxes	(1,755)	3,140	6,274	21,482
Income Taxes	(1,175)	1,441	1,321	8,322

Income (Loss) from Continuing Operations	(580)	1,699	4,953	13,160
Income (Loss) from Discontinued Operations, Net of Tax	(4,746)	(381)	(6,577)	1,419

Net Income (Loss)	$(5,326)	$1,318	$(1,624)	$14,579

Income (Loss) Per Basic & Diluted Common Share
Continuing Operations	$(0.02)	$0.05	$0.14	$0.37
Discontinued Operations	(0.13)	(0.01)	(0.19)	0.04

Net Income (Loss) Per Share	$(0.15)	$0.04	$(0.05)	$0.41

Weighted Average Common Shares Outstanding	35,274,452	35,221,388	35,262,782	35,204,663

CONDENSED STATEMENTS OF FINANCIAL POSITION
($ in thousands)

	September 30,	December 31,
	2009	2008
Assets
Current Assets	$214,324	$232,648
Other Assets	143,730	137,347
Property, Plant & Equipment	165,669	198,905
Discontinued Operations	13,830	—

	$537,553	$568,900

Liabilities & Shareholders’ Equity
Current Liabilities	$77,862	$96,970
Long-term Debt, less current portion	144,605	169,546
Deferred Income Taxes	47,232	43,149
Other Liabilities	6,581	6,396
Discontinued Operations	4,814	—
Shareholders’ Equity	256,459	252,839

	$537,553	$568,900

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